Exhibit 4.14

RESOLUTION MINERALS LIMITED

ABN 99 617 789 732

SHORT-TERM LOAN AGREEMENT

THIS AGREEMENT is dated 28 October 2026.

Resolution Minerals Limited (ABN 99 617 789 732) of Level 21, 91 King William Street Adelaide, SA, 5000 (Borrower) requires funding and is seeking to borrow $10 million (Loan Facility), of which $2.5 million will be advanced immediately (Initial Drawdown), and the remaining $7.5 million will be available for drawdown in 3 equal tranches of $2.5 million each. The Second Drawdown of $2.5 million will be available for drawdown at the Borrower’s election, while the Third Drawdown and Fourth Drawdown of $2.5 million each will be available for drawdown upon mutual agreement.

The Lender set out at item 1 of Schedule 1 with contact details set out at item 2 of Schedule 1 (Lender) has agreed to advance funds to the Borrower on the terms set out in this agreement (Loan Agreement).

By execution of this Loan Agreement, the Parties expressly acknowledge and confirm the agreed terms of the Loan as contained below.

The Lender and the Borrower are collectively referred to as the Parties in this Facility Agreement.

1.	LOAN

(a)	The Lender agrees to advance the Initial Drawdown funds in immediately available funds to the Borrower’s bank account (via the) within 2 business days of signing this agreement.

Borrower’s Bank Account Details
Account Name:	Resolution Minerals Limited
BSB:	085458
Account No.:	452298477

2.	LOAN FACILITY SCHEDULE

The $10 million Loan Facility will be available for drawdown as follows:

i)	Initial Drawdown of $2.5 million will be advanced immediately

ii)	Second Drawdown of $2.5 million available for drawdown at the Borrower’s election

iii)	Third Drawdown of $2.5 million available for drawdown upon mutual agreement

iv)	Fourth Drawdown of $2.5 million available for drawdown upon mutual agreement

3.	SECURITY

The Loan Facility will be unsecured.

4.	INTEREST

Interest of 12% per annum accrued monthly, payable at maturity.

5.	REPAYMENT

(a)	Unless otherwise agreed by the Parties in writing, the Borrower must repay all drawn down amounts and accrued interest on or before the date which is 6 months from the date the funds are advanced (Repayment Date).

(b)	The repayment will be made by the Borrower by way of immediately available funds to the Lender’s bank account as notified to the Borrower.

6.	MISCELLANEOUS

6.1	Confidentiality

(a)	This Loan Agreement and all information disclosed by the Parties to each other in respect of this Agreement is confidential and each Party shall ensure that the confidential information remains confidential, except that the Parties may make disclosure to their relevant advisors (including auditors) or as otherwise required by law or the rules of an applicable stock exchange.

(b)	The obligations under this clause 6.1 contain obligations separate and independent from the other obligations of the Parties and remain in existence for a period of two years from the date of this Agreement, regardless of any termination of this Agreement.

(c)	The Parties acknowledge that the Borrower is a company listed on the official list of the ASX and is subject to continuous disclosure obligations applicable to that exchange, accordingly, details of this Agreement and the Lender may need to be disclosed in announcements to the ASX.

6.2	Entire agreement

This Agreement represents the entire agreement between the Parties in respect of its subject matter and supersedes any prior agreement in relation to that subject matter.

6.3	Variation and waiver

No modification or alteration of the terms of this Agreement shall be binding unless made in writing dated subsequent to the date of this agreement and duly executed by the Parties.

6.4	Assignment

Neither party to this Agreement may assign its rights and obligations under this Agreement to any third party without the prior written consent of the other party to this Agreement.

6.5	Further assurance

Each party will sign, execute and do all deeds, acts, documents and things as may reasonably be required by the other party to effectively carry out and give effect to the terms and intentions of this Agreement.

6.6	Counterparts

This Agreement may be executed in any number of counterparts (including by way of facsimile or electronic transmission), each of which when executed and delivered to the other party shall constitute an original, but all counterparts together shall constitute one and the same agreement.

6.7	Governing law

Facility Agreement is governed by the laws in force in South Australia and each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of South Australia. This loan Agreement is in accordance with the laws of Heter Iska.

EXECUTED as an agreement.

EXECUTED BY RESOLUTION MINERALS LIMITED ABN 99 617 789 732 in accordance with section 127 of the Corporations Act 2001 (Cth):	) ) ) ) )
/s/ Syed Alsagoff		/s/ Jaroslaw Kopias
Signature of director Syed Alsagoff		Signature of director/company secretary* Jaroslaw Kopias
Name of director		Name of director/company secretary*

[LENDER]:

EXECUTED BY [LENDER]	)
in accordance with section 127 of the	)
Corporations Act 2001 (Cth):	)
)

/s/ John Rawicki
Signature of director		Signature of director /company secretary*

John Rawicki
Name of director		Name of director/company secretary*

Date:	28/10/2026

SCHEDULE 1 – FACILITY AGREEMENT DETAILS

Item		Details
1	Lender Name and ACN/Company Number (if applicable)	HARBOUR CAPITAL OPPORTUNITIES FUND PTY LTD ABN 91 679 381 670
2	Lender contact details	Suite 329 158-166 DAY STSYDNEY, NSW 2000 AUSTRALIA
3	INITIAL DRAWDOWN	$2,500,000
4	Term	6 months from the date each draw down is advanced
5	Lender Fee	15,000,000 RMLOD options issued to the Lender per $2.5 million advanced
6	Lead Manager Fee	Oakley Capital Partners Pty Limited is acting as Lead Manager to this Loan Facility, and will be entitled to: a cash fee of 6% on funds drawn; 3% (in shares) on Loan Facility; and 30 million RMLOD options. The securities require shareholder approval at an upcoming General Meeting of the Borrower. If approval is not granted for any reason, the cash equivalent will be payable.